Exhibit 10(i)

Exhibit 10(i) – Amendment to Agreement Regarding Post-Employment Restrictive Covenants between MAF Bancorp, Inc., Mid America Bank, fsb and David C. Burba

Section 7 shall be revised to read as follows:

7. Payments to Executive. In consideration of Executive’s agreements hereunder, MAF shall pay, or shall cause the Bank or one of its affiliates to pay to Executive, a lump sum payment of $360,000. The payment will be made on or prior to April 15, 2004 and will be subject to applicable withholding requirements.

IN WITNESS WHEREOF, the parties have executed this Amendment effective this 23rd day of March 2004.

MAF BANCORP, INC.

By:	/s/ Allen Koranda

Its:	Chairman of the Board and

Chief Executive Officer

MID AMERICA BANK, fsb

By:	/s/ Michael J. Janssen

Its:	Senior Vice President

EXECUTIVE

/s/ David C. Burba

David C. Burba